Exhibit 10.4

Norwest Funding Inc. 3601 Minnesota Drive - Suite 200 Minneapolis, Minnesota 55435	Loan Purchase Agreement

This Agreement made as of May 18, 1998 by and among E-Loan, Inc., a duly organized and validly existing California Corporation with its principal place of business at 540 University Avenue, #350, Palo Alto, California 94301 (the "Seller") and Norwest Funding, Inc. ("Norwest").
1. Recitals
____/____/___	Norwest desires to purchase and Seller desires to sell to Norwest (check and initial the appropriate box):
______________ Norwest

FHA-insured or VA-guaranteed mortgage loans ("Government Loans") eligible for inclusion in Government National Mortgage Association ("GNMA") securities backed by the Government Loans together with the servicing rights to the Government Loans on the terms and conditions set forth in this Agreement and in the Norwest Funding Seller Guide (the "Manual")*

______________ Seller	Pipeline Limits: Mandatory ______________ Best Effort: _____________
____/____/___ ______________ Norwest

Mortgage loans other than Government Loans ("Conventional Loans") together with the servicing rights to the Conventional Loans on the terms and conditions set forth in this Agreement and in the Norwest Funding Seller Guide (the "Manual")

______________ Seller	Pipeline Limits: Mandatory ______________ Best Effort: _____________
2. Consideration

Norwest and Seller, in consideration of the terms, conditions, promises and agreement set forth in this Agreement and other good and valuable consideration, the receipt of which Seller is hereby acknowledged, hereby agree to the terms of this Agreement.
3. The Manual

The Norwest Funding Seller Guide is referred to in this Agreement as the Manual. Seller and Norwest agree and understand that the Manual applies to Governmental Agency Conventional Loans. Seller acknowledges that it has received and read the Manual. All provisions of the Manual are incorporated by reference into this Agreement and shall be binding upon Seller and Norwest. Any reference in the Manual to Norwest Mortgage, Inc., shall be construed to mean Norwest. Specific reference in this Agreement to particular provisions of the Manual and not to other provisions does not mean that those provisions of the Manual not specifically cited in the Agreement are not applicable. All terms used herein shall have the same meaning as the terms have in the Manual, unless the content clearly requires otherwise. Norwest may amend the Manual from time to time upon written notice to Seller. In the event of any conflict between the provisions of this Agreement and the Provisions of the Manual, the provisions of this Agreement shall control.
4. Commitments

Seller may order Single Loan or Built commitments from Norwest in accordance with the Manual for any Eligible Mortgage Loans which Seller intends to sell to Norwest. When the commitment is registered, Norwest will send Seller a written confirmation of the commitment in the form contained in the Manual ("Commitment Confirmation").
5. Eligible Mortgage Loans

Eligible Mortgage Loans are loans which satisfy all of the requirements contained in the Manual and the product profile for the particular Eligible Mortgage Loan shown on the Commitment.
6. Purchase Price

The Purchase Price for each Eligible Mortgage Loan sold by Seller to Norwest shall be mutually agreed to by Seller and Norwest in accordance with the Manual. The Purchase Price will be shown on the Commitment Confirmation relating to the Eligible Mortgage Loan ("Commitment Confirmation"). Norwest agrees to guarantee the Purchase Price for the Eligible Mortgage Loan for the time period on the Commitment Confirmation and Seller agrees to close the Eligible Mortgage Loan and deliver it to Norwest within the time period..
7. Delivery Requirements

Seller will deliver Eligible Mortgage Loans as provided for in the Manual.
8. Commitment Delivery Deadlines and Funding Dates

Norwest will notify Seller of the applicable commitment delivery deadline and funding cutoff date for each commitment obligation and Seller agrees to provide Norwest with sufficient, prudently and properly underwritten Eligible Mortgage Loans to fulfill the commitment by the commitment delivery deadline as provided for in the Manual. For each commitment, Seller must deliver prudently and properly underwritten Eligible Mortgage Loans with aggregate principal balances within the tolerance set out in the Manual. Substitutes for rejected mortgage loan will only be accepted as provided for in the Manual.
9. Penalties and Fees

In the event Seller does not comply with the loan delivery procedures contained in this Agreement and the Manual, Seller shall pay Norwest the applicable late delivery, late correction or buyout penalties or fees as provided for in the Manual.
10. Representations

A. Seller hereby makes all representations, warranties and covenants set forth in the Manual and this Agreement with respect to each Eligible Mortgage Loan delivered to Norwest pursuant to this Agreement as the date of delivery.

B. Seller represents that it will not select Eligible Mortgage Loans in the manner materially adverse to Norwest when delivering loans to fulfill a commitment. Norwest may audit Seller's selection procedures during regular business hours to assure itself that the selection procedures are not materially adverse to Norwest. In the event Norwest reasonably demonstrates that materially adverse satisfaction procedures were used, Seller shall within 30 days repurchase and/or replace affected loans with Eligible Mortgage Loans selected in a manner which is not materially adverse to Norwest.
11. Remedies

A. Seller recognizes that Norwest intends to rely on its commitments from Seller and will without notice to Seller, make binding commitments in reliance thereon. Seller agrees that actual delivery of the Loans under each commitment is the essence of the Agreement and is, therefore, mandatory within the delivery period as set forth in the Manual. Seller acknowledges and agrees that Norwest shall be entitled to specific performance if Seller fails to perform any of Seller's commitments since money damages may not adversely compensate Norwest for its losses and Norwest may be unable to effect cover in order to satisfy its commitments with third parties. Upon Seller's insolvency, repudiation or failure to perform its obligations, Norwest may proceed immediately by its own acts, order or seizure, or such other remedy as may be available at law or equity to take possession of all documents relating to a loan belonging to Seller which could qualify for sale to Norwest pursuant to Seller's commitments.

B. Seller shall indemnify and hold Norwest harmless from any claim, loss, cost or damages, including reasonable attorney fees, resulting from: (1) the inaccuracy of any of Seller's representations or warranties in this Agreement, including the representations and warranties set out in the manual, or (2) Seller's breach of any of its promises or covenants in this Agreement including, but not limited to, the covenants contained in the Manual.

C. In the event Seller breaches any warranty, representation or covenant relating to an Eligible Mortgage Loan purchased by Norwest under this Agreement, Seller shall upon Norwest's demand, repurchase the Eligible Mortgage Loan for the amount calculated in accordance wit the Manual.

D. The remedies provided for in this Agreement are not exclusive and are in addition to any other remedies which Norwest may have in law or equity.
12. General Provisions

A. Seller's repudiation, breach or inability to perform any of its commitments may, at Norwest's Option, be deemed a repudiation, breach or failure to perform all of its outstanding commitments to Norwest.

B. Norwest's failure to enforce any provision of this Agreement shall not be deemed a waiver of that or any other provision with respect to that or any other transaction with Norwest.

C. Seller's rights and obligations hereunder shall not be assignable without Norwest's prior written consent. Norwest may sell or assign without restriction its rights under this Agreement or in and to any commitment issued or Eligible Mortgage Loan purchase pursuant to this Agreement.

D. This Agreement shall be construed and governed by the laws of the State of Minnesota.

E. Time is of the essence with respect to this Agreement and the commitments entered into pursuant to this Agreement.

F. Seller affirms that prior to the execution of this Agreement and during the term of this Agreement it was and is respectively approved as an originator, seller/servicer by the U.S. Department of Housing and Urban Development (HUD), and/or either the Federal National Mortgage Association (FNMA), or the Federal Home Loan Mortgage Corporation (FHLMC) for Government Loans and/or Conventional Loans, respectively.

G. Prior to Norwest being requested to purchase any loan hereunder, Seller agrees to provide its most recent audited financial statement, along with a board resolution or Secretary's certification, with specimen signatures, authorizing the individual signing this Agreement to enter into contracts on behalf of the Seller and authorizing the specific individuals who may accept pricing of individual loans hereunder. In addition, Seller shall, within 90 days following the end of each fiscal year, deliver to Norwest copies of its Audited Financial Statement.

H. Seller grants Norwest the right of set-off and Norwest may deduct any fees, penalties or other sums owed to Norwest by Seller under the terms of this Agreement from the Purchase Price for Eligible Mortgage Loans being purchased by Norwest from Seller pursuant to this Agreement.

I. The Seller is not authorized to use the corporate name "Norwest Mortgage, Inc.", "Norwest Funding, Inc.", "Norwest Bank" or any derivation thereof, or any of the service marks of Norwest Mortgage or Norwest Funding, in any of the Seller's promotional or other materials without the prior written consent of Norwest. As consideration for granting consent, the Seller agrees to indemnify Norwest, from and hold it harmless against any loss, damages or expense, including those incurred in defending any action or proceeding, which results from its use of the corporate name, trade name or service marks.

J. At no time shall Seller represent that it is acting as the agent of Norwest Mortgage, Inc. or Norwest. Seller is and shall act as an Independent Contractor.

K. All notices to be given under this Agreement shall be mailed first class to the parties' principal place of business to the attention of a person to be designated below by Norwest and Seller.

a. Send notices to Seller to the attention of:               ;      Steve Majerus

b. Send notices to Norwest to the attention of:

L. Norwest may, at its sole discretion, terminate this Agreement with five (5) days written notice to Seller. Norwest will honor its commitment to purchase loans for which written confirmation has been given to Seller prior to termination; provided that all of the terms and conditions contained in the Agreement have been met.

M. This is the entire agreement between Seller and Norwest and supersedes all prior discussions and agreements. This Agreement cannot be changed except in writing signed by Norwest and Seller.
(Seller) E-LOAN, Inc.	NORWEST FUNDING, INC.
Signed: /s/ Christian A. Larsen Its: President Dated: May 18, 1998	Signed: /s/ James R. Loving Its: James R. Loving, Senior Vice President Dated: March 29, 1999

*E-LOAN, Inc. will obtain and provide a copy of the Seller Guide upon request.